UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): November 7, 2014
 ASPECT SOFTWARE PARENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-170936	20-3503231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

2325 E. Camelback Road, Suite 700
Phoenix, Arizona, 85016
(Address of principal executive offices, zip code)
(978) 250-7900
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 7, 2014, Aspect Software, Inc. (as borrower), the Company's domestic operating subsidiary, entered into an Amendment to the Credit Agreement dated as of May 7, 2010 (as amended, the “Credit Facility”) with a syndicate of bank lenders and J.P. Morgan Chase Bank, N.A as administrative agent and issuing bank. Under the amendment, J.P. Morgan Chase Bank, N.A. resigned as administrative agent and the lenders appointed Wilmington Trust, N.A. as the successor administrative agent. The facility is guaranteed by certain direct parents and all domestic subsidiaries. The Company sought this amendment to provide the appropriate level of flexibility to execute the Company's strategy. In connection with the amendment, certain holders of Aspect Software Group Holdings’ Class L shares also elected to invest another $20.0 million of cash into the Company through the purchase of additional shares.

The amended Credit Facility maintains the $457.5 million senior secured term loan ("Term Loan") maturing May 7, 2016 and extended the $30.0 million senior secured revolving facility ("Revolver") to a maturity date of February 7, 2016. In exchange for the lenders resetting the loan covenants for each quarterly period from September 30, 2014 through December 31, 2015, the amendment required the Company to pay consent fees that totaled approximately $2.9 million upon effectiveness and an additional 50 basis points payable in kind by the issuance of additional term loans on June 30, 2015 in the event the debt has not been refinanced prior to such date.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits

Exhibit No.	Description of Exhibit
10.1
Amendment No. 7 to the Credit Agreement dated as of November 7, 2014, among Aspect Software Parent, Inc., Aspect Software, Inc., the lenders party thereto, Wilmington Trust, N.A., as administrative agent.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPECT SOFTWARE PARENT, INC.
Date: November 7, 2014	By:	/s/ Robert J. Krakauer
		Name:	Robert J. Krakauer
		Title:	President